April 26, 2006

Walnut Creek, CA . . .

Contact: James L. Ryan

Bank of Walnut Creek

(925) 932-5353 Ext. 200

BWC FINANCIAL CORP. ANNOUNCES FIRST QUARTER 2005 EARNINGS

James L. Ryan, Chief Executive Officer and Chairman of the Board of BWC Financial Corp. and its subsidiaries Bank of Walnut Creek and BWC Mortgage Services, announced First Quarter 2006 income of $2,076,000 or $0.50 diluted earnings per share, compared to First Quarter 2005 income of $1,680,000 or $0.39 diluted earnings per share.

Earnings for First Quarter 2006 represent a return on average assets (ROA) of 1.55 % and return on average equity (ROE) of 16.24%, compared to a 1.40% ROA and 14.33% ROE for the same period last year. Total assets of the Corporation at March 31, 2006 were $564,239,000 compared to total assets of $521,715,000 at the end of the First Quarter 2005.

Additional details may be found in the Summary of Consolidated Financial Results for First Quarter 2006:

Selected Financial Data - Summary:
The following table provides certain selected consolidated financial data as of and for the three month periods ended March 31, 2006 and 2005.
	Quarter Ended
SUMMARY INCOME STATEMENT	March 31,
(Unaudited in thousands except share data)	2006	2005

Interest Income (not taxable equivalent)	$ 9,995	$ 8,020
Interest Expense	2,498	1,512
Net Interest Income	7,497	6,508
Allowance for Credit Losses	-	-
Net Interest Income after allowance for credit losses	7,497	6,508
Non-interest Income	4,135	3,402
Non-interest Expenses	8,242	7,015
Minority Interest	63	104
Income before income taxes	3,327	2,791
Provision for income taxes	1,251	1,111
Net Income	$ 2,076	$ 1,680

Per share:
Net Income - basic	$ 0.50	$ 0.40
Net Income - diluted	$ 0.50	$ 0.39
Weighted avg. shares used in Basic E.P.S calculation	4,128,868	4,228,838
Weighted avg. shares used in Diluted E.P.S calculation	4,182,253	4,284,146
Cash dividends	$ 0.10	$ 0.08
Book value at periodend	$ 12.76	$ 11.41
Ending Shares	4,129,029	4,224,705

Financial Ratios:	2006	2005
Return on Average Assets	1.55%	1.40%
Return on Average Equity	16.24%	14.33%
Net Interest Margin (taxable equivalent yield)	5.89%	5.59%
Net loan losses (recoveries) to avg. loans	0.00	(0.00)
Efficiency Ratio (Bank only)	57.70%	59.29%

SUMMARY BALANCE SHEET
In thousands
Assets:	2006	2005
Cash and Equivalents	$ 23,238	$ 52,268
Investments	102,446	66,250
Loans	424,391	385,377
Allowance for Credit Losses	(7,511)	(7,694)
BWC Mortgage Services
Loans Held-for-Sale	5,473	10,899
Other Assets	16,202	14,615
Total Assets	$ 564,239	$ 521,715

Deposits	$ 431,666	$ 408,926
REPO Sweeps	$ 6,309	$ -
FHLB Borrowings	63,710	49,778
BWC Mortgage Services Borrowings	5,303	10,695
Other Liabilities	4,581	4,114
Total Liabilities	511,569	473,513

Equity	52,670	48,202
Total Liabilities and Equity	$ 564,239	$ 521,715

Founded in 1980, Bank of Walnut Creek’s headquarters and main office are at 1400 Civic Drive, Walnut Creek. Additional branch offices are in Orinda, San Ramon, Danville, Pleasanton, and Livermore, with a regional commercial banking office in San Jose. BWC Mortgage Services, with headquarters at 3130 Crow Canyon Place in San Ramon, has mortgage consultants in each of the Bank’s branch offices and additional offices in Tahoe City, Reno, Concord, Manteca, Redding and Las Vegas.

NASDAQ: BWCF

www.bowc.com

This press release contains forward-looking statements with respect to the financial condition, results of operation and business of Bank A. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the operating characteristics of the Company’s income tax refund programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company’s control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in the State of California; (4) the occurrence of future terrorist acts or impact of military actions;and (5) legislative or regulatory changes adversely affecting the business in which Bank A engages. Forward-looking statements speak only as of the date they are made, and Bank A does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. 4/21/05